                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.  )

Filed by the Registrant                                         [ ]
Filed by a party other than the Registrant                      [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant  to Section 240.14a-12

                               GUEST SUPPLY, INC.
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                (Name of Registrant as Specified In Its Charter)

                            BFMA HOLDING CORPORATION
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    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(1)  Aggregate number of securities to which transaction applies:

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(1)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(1)  Proposed maximum aggregate value of transaction:

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

(5)  Total fee paid:

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     [ ]   Fee paid previously with preliminary materials:

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     [ ]   Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

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(1)  Form, Schedule or Registration Statement No.:

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(1)  Filing Party:

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(1)  Date Filed:

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

                           BFMA HOLDING CORPORATION
                        50 EAST SAMPLE ROAD, SUITE 400
                            POMPANO BEACH, FL 33064




                                                  January 8, 2001

Dear Fellow Shareholder:


                               PROTECT THE VALUE
                   OF YOUR INVESTMENT IN GUEST SUPPLY, INC.

     Several weeks ago, we sent you a proxy statement and BLUE proxy card in connection with the upcoming meeting of Guest Supply shareholders. BFMA has been a holder of a substantial number of shares of Guest Supply for some time and currently seeks your support in order to effect important changes at Guest Supply. We believe that the management of Guest Supply and its Board of Directors have not been acting in your best interests. It is time now to make sure the Board is focused on maximizing shareholder value for ALL Guest Supply shareholders. To protect your investment, we urge you to sign, date and return the enclosed BLUE proxy card TODAY.

     You may also have recently received a mailing from Clifford Stanley, the current Chairman and Chief Executive Officer of Guest Supply. We believe that his letter was a blatantly misleading attempt to distract your attention from the real issues in this election. In our letter to you today, we want to set the record straight.


                        YOUR VOTE FOR THE BFMA NOMINEES
                        IS A VOTE FOR THE SALE PROCESS

     BFMA has made an offer to acquire Guest Supply for $21.00 per share; however, we are not asking you to vote on our offer. We are requesting that a sale process be initiated and that BFMA be given a fair chance to participate in that process. If another bidder emerges to purchase Guest Supply at a higher price, BFMA will either increase its offer price or bow out of the bidding contest. If BFMA is ultimately the highest bidder in the process, you can decide at a later date whether to accept the proposed transaction OR retain your current investment. This proxy fight is about the sale process -- not about price.

     You have a simple but important choice to make: you can support the status quo and suffer with a low multiple, low value and illiquid stock OR you can elect the BFMA nominees, telling Guest Supply's management and Board that you are tired of their delay and you want the company to truly explore a sale -- NOW.

     The BFMA nominees are committed to affording the Guest Supply shareholders, the TRUE owners of the company, the opportunity to consider BFMA's offer as well as any other potential transactions that would provide a greater value to Guest Supply shareholders. BFMA has offered to purchase all of the shares of Guest Supply for $21.00 per share in cash; however, BFMA has continued to state that we would consider offering a higher price if Guest Supply's management and Board were able to demonstrate value not apparent in the publicly available information.

     We believe that, if you vote for Mr. Stanley and Teri Unsworth, the incumbent Board will continue to resist exploring real opportunities to maximize the value of your shares. This is especially true if the opportunities do not also serve their self-interest. We are convinced that the incumbent Board and management are not acting in your best interest.


                         WHAT IS GUEST SUPPLY HIDING?

     On November 16, 2000, BFMA sent a letter to Mr. Stanley and the Board offering to acquire all of the shares of Guest Supply, at $21.00 per share in cash. At the same time, BFMA nominated Logan D. Delany, Jr. and Charles W. Miersch to run against Mr. Stanley and Ms. Unsworth at Guest Supply's 2001 Annual Meeting to be directors of Guest Supply. At the time, Guest Supply's 2001 Annual Meeting was scheduled for January 17, 2001, according to the New York Stock Exchange. In late November, Guest

Supply postponed the meeting to February 9, 2001 and has now recently informed the New York Stock Exchange that the meeting has been postponed indefinitely, to a date "to be determined." Not only has Guest Supply indefinitely postponed the meeting, it has not even filed any proxy materials with the SEC. What are they hiding from you? What don't they want you to know? Why are they delaying the vote on the election of directors? Is this Board really interested in maximizing shareholder value or only in their own self-interest? The only public communication from Guest Supply you have received is Mr. Stanley's letter to shareholders dated December 18, 2000, in which he makes claims which we believe are untrue and misleading.

                   GUEST SUPPLY'S STOCK PERFORMS VERY POORLY

     MR. STANLEY CLAIMS: "The Board of Directors and management of Guest Supply continue to act to build value for all shareholders."

     THE TRUTH IS: Most shareholders have not done well at all. This proxy contest is as much about Guest Supply's poor share price performance during Clifford Stanley's nearly fifteen years as a senior officer of Guest Supply as it is about BFMA's commitment to maximize shareholder value through a fair and efficient sale process. The share price today is LESS than the share price of Guest Supply's common stock when Mr. Stanley took over as Executive Vice President and Chief Financial Officer in April 1986.

     Guest Supply's feeble return to shareholders over the last few years is indisputable. The graph below demonstrates that, although the share price may have risen recently, the performance of Guest Supply common stock over the last five years, relative to alternative investment opportunities, has been terrible. A $100 investment in Guest Supply's common stock on December 31, 1995 was worth approximately $74.59 on December 31, 2000, a 25.4% loss -- a 25% loss during one of our nation's greatest periods of growth and profitability. If you had invested the same $100 in the S&P 500 Index, the Russell 2000 Index or the Dow Jones Industrial Index, your investment would have been worth $214.36, $153.03 and $210.80, respectively. This means that your investment would have been worth 2-3 times your investment in Guest Supply. The following chart, which compares the price performance of the common stock of Guest Supply, the S&P 500 Index, the Russell 2000 Index and the Dow Jones Industrial Index, illustrates the point. The comparative price performance has been calculated as of December 31 of each year for the last five years and assumes an initial investment of $100 on December 31, 1995.


                       FIVE-YEAR COMPARABLE PRICE RETURNS


                      1995      1996      1997      1998      1999       2000
                      ----      ----      ----      ----      -----      -----
Guest Supply      $    100   $     78   $     58  $     53  $      66  $      75
S&P 500           $    100   $    120   $    158  $    200  $     239  $     214
Russell 2000      $    100   $    115   $    138  $    134  $     160  $     153
Dow Jones         $    100   $    126   $    155  $    179  $     225  $     211

     Is this what Mr. Stanley believes is "building value for all shareholders?" While BFMA has invested over $5,000,000 in cash to purchase Guest Supply common stock, Mr. Stanley and the other executive officers and directors received most of their currently held shares through the exercise of options and warrants. Many of these options and warrants were "net exercised" which means that management and the Board did not have to pay any actual cash for their shares of stock. Therefore, even though Guest Supply share price performance has significantly lagged behind the overall markets, the executive officers and directors have made money through their options and warrants, at your expense. Are they really on your side? Are they really looking to maximize the value of your shares or just the value to themselves?


                      THE BFMA OFFER IS REAL AND CREDIBLE

     MR. STANLEY CLAIMS: "BFMA has never made a formal offer to acquire Guest Supply and has not demonstrated an ability to finance a purchase at $21 per share."

     THE TRUTH IS: On November 16, 2000, BFMA sent a letter to Mr. Stanley and the Board offering to acquire all of the shares of Guest Supply, at $21.00 per share in cash. What's not "formal" about that? In the six weeks since BFMA made its offer no one from Guest Supply has called to discuss the letter, even though we reached out to them a number of times. Despite what Mr. Stanley says now, BFMA has previously demonstrated to Guest Supply and its advisors BFMA's ability to finance an offer at a higher price than its current offer. In August 2000, representatives of BFMA arranged for Daniel J. Donoghue, a Managing Director of U.S. Bancorp Piper Jaffray, Guest Supply's financial advisor, to speak with BFMA's financing sources regarding BFMA's ability to finance a transaction at $24.00 per share. These sources indicated to U.S. Bancorp Piper Jaffray that the financing for the transaction was readily available. Subsequent to these conversations, U.S. Bancorp Piper Jaffray continued to encourage the parties to talk without raising any concerns as to BFMA's ability to finance the transaction or the seriousness of BFMA's intentions. BFMA is highly confident that it can finance its current offer. That is why we have committed substantial resources to encourage the Board to seek a sale of Guest Supply. BFMA has, in fact, received indications of interest and proposals from substantial and well-respected institutional financing sources for commitments in excess of $250,000,000.

     MR. STANLEY CLAIMS: If BFMA wants to purchase Guest Supply stock, . . . it is free to make an unequivocal offer based on the comprehensive information about Guest Supply that is publicly available . . . "

     THE TRUTH IS: We assume that Mr. Stanley is suggesting that BFMA make a public tender offer for Guest Supply's shares based on the information in Guest Supply's public financial statements. This statement is disingenuous in that Guest Supply has a significant number of anti-takeover devices put in place by management and the Board, including:

      o A Rights Agreement, commonly known as a "poison pill", which was implemented without shareholder approval, makes an acquisition of Guest Supply by a purchaser not approved by the Board practically impossible by permitting the amount of Guest Supply stock outstanding to be dramatically increased in the face of such a proposed acquisition. As described in Guest Supply's Annual Report on Form 10-K published last month, this acquisition-busting scheme automatically goes into effect "10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20%" of Guest Supply stock. In other words, once BFMA or any other would-be purchaser not approved by the Board merely announced its intention to make a tender offer to acquire Guest Supply, the poison pill would be triggered;
      o    An 80% supermajority stockholder vote requirement for all business combinations effected without the approval of the Board; and
      o    A staggered board, divided into three classes which means that, even if 100% of the shareholders vote to change the Board, only two directors could be replaced at this meeting.

     In addition, Guest Supply is governed by New Jersey law which provides that, without prior approval of the Board, an owner of more than 10% of Guest Supply's common stock cannot engage in any business combination with Guest Supply for five years. Therefore, even if BFMA, or anyone else, made any unequivocal offer, the Board would still have to approve the transaction in advance. To suggest that BFMA could buy Guest Supply without Board approval is entirely misleading.

     If any potential purchaser were to make an offer without the benefit of performing at least some due diligence and without an understanding of the potential synergies, the offer price would have to anticipate the worst possible outcome. Management's unwillingness to cooperate with potential buyers serves to reduce the purchase price BFMA or anyone else would be willing to pay. This protects their interest, not yours.

     MR. STANLEY CLAIMS: "BFMA is attempting to entice you to vote for its director nominees with an illusory proposal to purchase stock that may never be realized."

     THE TRUTH IS: BFMA's proposal is not illusory. Evidence of BFMA's commitment is the investment of more than $5,000,000 in Guest Supply common stock and the expenditure of hundreds of thousands of dollars on legal fees and related expenses in connection with this process. BFMA has made it clear from the beginning that, if elected, the BFMA nominees will constitute a minority of the current six members of the Board. At least two of the incumbent members of the Board would have to vote with the BFMA nominees to sell Guest Supply. Is this what Mr. Stanley means by illusory? Is he telling us that, no matter how many shareholders support the exploration of a sale of Guest Supply, he and his Board will block that action? Vote for the BFMA nominees and tell Mr. Stanley and the Board to explore the sale of Guest Supply -- NOW. Tell them you want them to commit to the prompt sale of Guest Supply to the highest bidder and to give ALL of Guest Supply's shareholders an opportunity to receive maximum value for their shares.


                          GUEST SUPPLY IS NOT REALLY
                      "EXPLORING STRATEGIC ALTERNATIVES"

     MR. STANLEY CLAIMS: "In June 2000, Guest Supply retained financial advisers, U.S. Bancorp Piper Jaffray, to assist the Company in exploring strategic alternatives."

     THE TRUTH IS: We believe that Mr. Stanley hired Piper Jaffray to stall our efforts. That is why he didn't let you know he hired Piper Jaffray or that Guest Supply was exploring strategic alternatives until BFMA's action forced his hand. In fact, during the nearly seven months since U.S. Bancorp Piper Jaffray was hired as Guest Supply's financial advisors, there has been no public announcement regarding any strategic alternative. After seven months you would expect Guest Supply to provide some feedback on its progress in exploring "strategic alternatives." What was U.S. Bancorp Piper Jaffray really paid for? What other alternatives have they really explored or is this just another stall tactic? BFMA has learned from its discussions with industry contacts, investment bankers and other shareholders of Guest Supply that Mr. Stanley has consistently created roadblocks to having substantive conversations with other potential buyers as well. This leads us to believe that Guest Supply's "strategic alternatives" do not involve a sale of Guest Supply to BFMA or anyone else. We are convinced that the only alternatives Mr. Stanley, Ms. Unsworth and the rest of the Board will consider are ones that will allow them to maintain the status quo. BFMA welcomes a true, formal sale process in which all interested parties could participate.


             BASELESS ATTACKS ON THE BFMA NOMINEES AND PRINCIPALS

     MR. STANLEY CLAIMS: "Our shareholders should seriously consider whether BFMA's nominees would be motivated to assure the highest price for Guest Supply's shareholders, or -- as we fear -- the lowest price for BFMA."

     THE TRUTH IS: While BFMA is very interested in acquiring Guest Supply, we are waging this proxy battle to get Guest Supply to put itself up for sale to the highest bidder. BFMA realizes that, in such a process, it may not be the highest bidder and that if another bidder offers to purchase Guest Supply at a higher price, BFMA will either increase its offer price or bow out of the bidding. Remember, the BFMA nominees would represent a minority of the Board and it would require at least two other directors to effect any action. BFMA and the BFMA nominees have not deviated from their request that Guest Supply should be promptly sold to the highest bidder so that ALL of Guest Supply's shareholders will have an opportunity to maximize the value of their shares.

     MR. STANLEY CLAIMS: "We are convinced that they [Logan D. Delany, Jr. and Charles W. Miersch, the BFMA nominees] would not represent the interests of all
Guest Supply shareholders. . . .  Messrs. Delany and Miersch would be hopelessly conflicted in most important decisions of the Company . . . they would have conflicts regarding their purported objective of arranging for a sale of the Company."

     THE TRUTH IS: If Messrs. Miersch and Delany are elected, they have pledged to take all possible actions to maximize Guest Supply shareholder value through the sale of Guest Supply to the highest bidder. As stated in our proxy statement, they have both committed to tender their resignations as directors of BFMA and Marietta, effective immediately upon their election as a director of Guest Supply. They will therefore not be "hopelessly conflicted" from serving as directors of Guest Supply and to suggest otherwise is misleading. In fact, given Mr. Stanley's own actions, it is offensive and hypocritical that he would allege that these two upstanding and prominent citizens would do anything other than fulfill their fiduciary and other duties to the shareholders of Guest Supply.

     We note again that, if Messrs. Miersch and Delany are elected, the BFMA nominees will constitute a minority of the current six members of the Board. Accordingly, the BFMA nominees would not be in a position, without the support of at least two other members of the Board, to effect any action. Messrs. Delany and Miersch have indicated that, subject to their fiduciary duties to Guest Supply's shareholders, they will seek to convince other members of the Board to vote with them to form a Special Committee of the Board and hire independent financial and legal advisors to arrange a prompt sale of Guest Supply to the highest bidder and on the most favorable terms available to Guest Supply. So, it is unclear why Mr. Stanley is "convinced" that Messrs. Miersch and Delaney would not represent your interests as shareholders. What is perfectly clear is that the incumbent Board has not done a good job of representing your interests as shareholders -- of maximizing the value of your shares -- and that they are resistant to the idea of bringing people in who will seek to maximize the value of your shares.

     MR. STANLEY CLAIMS: That Mr. Florescue [Barry W. Florescue, BFMA's President and Chief Executive Officer] has a track record of acting contrary to shareholder interests and for his own financial gain, which leads us to question his true motivation . . . BFMA has a history of decreasing its offer as a potential transaction progresses.

     THE TRUTH IS: In his letter, Mr. Stanley had a number of uncomplimentary things to say about Mr. Florescue. In fact, he went so far as to use your money to pay Forbes Magazine an estimated $10,000-$20,000 to reprint and distribute a 13 year old article about Mr. Florescue's activities at an unrelated company. We believe that Mr. Stanley's attacks against Mr. Florescue are a costly distraction and are unwarranted. Not only is Mr. Florescue not a director of Guest Supply or a nominee to be a director of Guest Supply, but Mr. Florescue has a long track record of creating shareholder value. Anyone who wishes to review the track record of the company cited in the article distributed by Mr. Stanley will conclude for themselves that the shareholder value created by Mr. Florescue during the ten year period from his arrival to the date of the article far exceeds the feeble return to shareholders during Mr. Stanley's nearly fifteen years as a senior officer and director of Guest Supply.

     In addition, BFMA has offered to acquire all of the shares of Guest Supply, at $21.00 per share IN CASH. Mr. Florescue's stewardship of BFMA, Marietta and other companies is irrelevant. BFMA is offering to pay cash at a premium of approximately 25% over the $16.75 reported closing sales price of Guest Supply's shares on the New York Stock Exchange on November 16, 2000, the day prior to BFMA making its offer. If BFMA purchases Guest Supply, the company would be privately-held and the current shareholders would no longer have a continuing interest in Guest Supply going forward.

     Furthermore, the alleged facts underlying Guest Supply's attacks on Mr. Florescue's activities with respect to Century Bank are misleading and incomplete. In February 1997, the OTS (the Office of Thrift Supervision) made certain allegations that Mr. Florescue abused his ownership and control of Century Bank (of which he owns 98%). In order to avoid the long and costly process of litigating and fighting with the U.S. government, Mr. Florescue signed a stipulation agreement with the OTS neither admitting nor denying any of their allegations and agreed to pay a nominal fine. Since that time, there have been no issues and Mr. Florescue continues to own the bank while remaining on its board and is the Chairman and CEO of the bank's holding company.

     Perhaps Guest Supply is attacking Mr. Florescue because Clifford Stanley and Teri Unsworth will do anything in their power not to sell Guest Supply to BFMA, even if it means that they spend your money to retain their positions.

     Mr. Stanley cited BFMA's 1996 purchase of Marietta as an example of how BFMA initially made an offer at a higher price but actually purchased the company at a lower price later. What Mr. Stanley did not tell you is that Marietta's operating performance collapsed during their long and drawn out sale process over five years ago. Notwithstanding this collapse, BFMA continued with the process and ultimately purchased Marietta. A special committee of the board of directors of Marietta at that time received a fairness opinion rendered by Goldman Sachs & Company, one of the preeminent investment banking firms in the world, that the price per share that BFMA paid to the-then shareholders of Marietta was fair, from a financial point of view. As to the BFMA offer to purchase Guest Supply, BFMA decreased its offer from $24.00 to $21.00 per share for, among other reasons (a) BFMA being misled by management to expect better operating performance for Guest Supply's June and September quarters than were realized, (b) the offer of $24.00 per share being made six months prior to its current offer and at a time when public market and private valuation multiples were higher and the overall financial markets were not as volatile and (c) the delays by the Board and Mr. Stanley in moving forward with discussions over the summer. Even now, the economy has begun showing signs of slowing which will negatively affect the hospitality and lodging industries and the companies that supply them. Had Mr. Stanley and Ms. Unsworth cooperated with BFMA in June when BFMA made its first formal offer, you, Guest Supply's shareholders, may have well received your $24.00 in cash per share by now. Guest Supply's resistance to seriously discuss with BFMA its previous offer has cost you a great deal of money.


                        MR. STANLEY FALSELY CLAIMS THAT
                      MARIETTA IS A PRINCIPAL COMPETITOR


     MR. STANLEY CLAIMS: "BFMA is the corporate parent of our principal competitor in the lodging amenities industry . . . "

     THE TRUTH IS: Guest Supply is attempting to create the appearance of an issue when in fact there is no issue over Guest Supply and Marietta's competitive relationship. Guest Supply and Marietta are competitors. This fact was clearly disclosed in BFMA's proxy materials. What Mr. Stanley omits (and, apparently, would like you to forget) is that Guest Supply has repeatedly characterized its business as "highly competitive." In a highly competitive market, there is no significance to the competitive relationship between any two particular companies because there is so much other competition. Mr. Stanley also omits that the relationship between Guest Supply and Marietta is largely vertical. Guest Supply is primarily a distributor. Marietta is primarily a manufacturer. The combination of the two companies would provide for a clear vertical integration. Both companies do fill some small bottles and press bars of soap -- however, based on the "comprehensive information about Guest Supply that is publicly available," Guest Supply only makes approximately $11.9 million of this product (as their inter-segment sales are publicly reported) which is only approximately 3% of Guest Supply's total 2000 sales. There are many other companies that fill bottles and press bars of soap. There are many more companies, domestic and foreign, that could enter these markets easily and without substantial cost or effort. Furthermore, Mr. Stanley's claim that Marietta is already attempting to subvert any of the company's relationships is simply untrue. This "competition" argument generated by Guest Supply is a smokescreen hiding the real issue: management does not want to sell Guest Supply to BFMA or anyone else, no matter what the price or the cost to Guest Supply shareholders.

                       MR. STANLEY'S DECEPTION CONTINUES

     MR. STANLEY CLAIMS: "We pursued our discussions with BFMA seriously, after over three months of effort, we terminated discussions for several reasons, including: (i) our concerns over BFMA's repeated requests for competitively-sensitive information while refusing to sign a Confidentiality Agreement, which it said on several occasions it would sign; (ii) the unresolved issue of how the transaction could be financed, particularly in light of BFMA's stated need to identify at least $10 million in synergies or cost savings to finance the deal; and (iii) a growing distrust of the true motivations of BFMA and Mr. Florescue."

     THE TRUTH IS: BFMA agreed to all of Guest Supply's substantive requests regarding the provisions of the Confidentiality Agreement, so long as BFMA received sufficient information to be able to quickly evaluate the potential benefits of putting the two companies together. BFMA's initial request for information was made for materials that could not reasonably be used against Guest Supply in a competitive environment. We did this because we were aware of Mr. Stanley's purported competitive paranoia. At first Mr. Stanley agreed to supply a very limited amount of information regarding Guest Supply's business. However, even after numerous conversations between representatives of BFMA and Guest Supply regarding the information, Mr. Stanley refused even to commit to provide the requested information to BFMA despite the fact that BFMA would sign the Confidentiality Agreement. In fact, Guest Supply stated that it would accept less money from BFMA or anyone else rather than supply the requested information. As a result, BFMA saw no reason to execute the Confidentiality Agreement. In fact, had BFMA executed the Confidentiality Agreement, you, the shareholders, may not have known for another two years that BFMA made an offer to buy Guest Supply. We believe that you, as shareholders, should be appalled that the directors and senior management of Guest Supply were willing to give away your money in order to protect their coveted positions.

     As stated above, BFMA previously demonstrated to Guest Supply its ability to finance an offer at a higher price than its current offer and is highly confident that it can finance it now. BFMA never stated that it needed to identify $10,000,000 in synergies or cost savings to finance the deal. It did, however, indicate that the amount of synergies it could reasonably expect would affect the price that BFMA would be willing to pay, given the cost of capital and expected returns to BFMA. Once again, Mr. Stanley "spins" the facts to serve his self interested objectives. BFMA has, in fact, received indications of interest and proposals from substantial and well-respected institutional financing sources for commitments in excess of $250,000,000.

     BFMA has offered to acquire all of the shares of Guest Supply for cash. BFMA's true intention is to pay the other Guest Supply shareholders a premium of approximately 25% over the $16.75 reported closing sales price of Guest Supply's common stock on the New York Stock Exchange on November 16, 2000, the last trading day prior to BFMA's delivery of the offer, and a premium of approximately 29% over the $16.30 average closing sales price of Guest Supply's common stock over the 20 trading days ending on the same date. What you should question is the true motivations of Clifford Stanley and Teri Unsworth, in not responding to BFMA's offers or in otherwise taking steps to maximize the value of your shares of Guest Supply.


                       WHAT ARE THE TRUE MOTIVATIONS OF
                      CLIFFORD STANLEY AND TERI UNSWORTH?

     We question the commitment of Clifford Stanley, Teri Unsworth and the other Guest Supply directors to maximize shareholder value for all shareholders.

     Mr. Stanley, Ms. Unsworth and other officers and directors sold personally-held shares of Guest Supply stock at prices below $20.00 per share in May and early June, at a time when Guest Supply had engaged an investment banker (U.S. Bancorp Piper Jaffray) to "explore strategic alternatives" and was engaged in discussions with BFMA regarding the sale of Guest Supply at a much higher price.

      o Why were these directors selling at prices below $20.00 per share at a time they were rejecting a $24.00 offer as inadequate and demanding $30.00 per share? Did the directors of Guest Supply have knowledge about the business that they were not willing to share?
      o Why were these directors trading at a time where they had material non-public information?
      o Do these officers and directors have another agenda other than seeking the maximum appreciation in the value of your shares?


     During the period which Mr. Stanley, Ms. Unsworth and other directors were selling shares of Guest Supply common stock, BFMA was buying shares. In addition, by telling BFMA that it had to pay $30.00 per share but not providing BFMA with any information to help them understand why BFMA should pay that much was essentially saying "go away". Did we mention that last year Mr. Stanley, Ms. Unsworth and Paul Xenis, Guest Supply's Chief Financial Officer, arranged to have their personally-held shares of Guest Supply common stock repurchased directly by the company in the amounts of 120,000, 40,000 and 35,000, respectively? Ask yourself, why were they entitled to liquidity for their shares at your expense when other shareholders were not? In addition, management and directors have since sold and surrendered additional personally-held shares of Guest Supply stock at below $20.00 per share.

     BFMA believes Mr. Stanley, Ms. Unsworth and the other directors have been resistant to BFMA's offers because they realize that, in any potential business combination with BFMA, they would most likely no longer be officers or directors of Guest Supply. BFMA has learned from its discussions with industry contacts, investment bankers and other shareholders of Guest Supply that Mr. Stanley has had preliminary discussions with other entities with respect to buying Guest Supply. Yet he has consistently created roadblocks to having any real conversations with BFMA and the other potential buyers. It appears to us that Mr. Stanley, Ms. Unsworth and the other directors are only seeking a "strategic alternative" that keeps them in power -- even if it means less value to you, the true owners of Guest Supply. Remember, they hired an advisor nearly seven months ago to explore strategic alternatives, and nothing has happened yet. Are Mr. Stanley, Ms. Unsworth and the other directors truly concerned with the best interests of the Guest Supply shareholders or their own self-interests? Decide for yourself what their true motivations are.


                       NOW IS THE TIME TO EXPLORE A SALE

     Despite Guest Supply's reported record operating performance in fiscal year 2000, its stock trades at very low multiples of its EBITDA (earnings before depreciation, amortization, interest and taxes) and earnings per share. We believe that Guest Supply's poor valuation and low multiples are not temporary anomalies. Rather, they are based on the relatively small size of Guest Supply's total market capitalization, the limited liquidity in Guest Supply's stock, the poor communication by management with its current and potential shareholders, lack of research and sponsorship of the stock, and the cyclical nature of the industry Guest Supply services. We believe that these are unlikely to improve in the future.


               VOTE NOW TO PROTECT THE VALUE OF YOUR INVESTMENT

     Each Guest Supply shareholder has a clear-cut choice: vote for the two BFMA nominees who will attempt to convince the other directors to form a Special Committee to explore the sale of Guest Supply OR choose the status quo and allow management to continue to act in its own self-interest. Management's inaction speaks for itself. We believe that they are more interested in keeping their positions and perquisites than in maximizing shareholder value.

     It is important to note that, after all of these months, Guest Supply's management and directors have failed to either deliver an alternative transaction or take any other major steps to maximize shareholders value. Their request that you stick with them is neither credible nor likely to result in a higher value for your shares.

     A VOTE FOR THE BFMA NOMINEES IS A VOTE FOR SHAREHOLDER VALUE. IF YOU BELIEVE THAT GUEST SUPPPLY SHOULD EXPLORE A SALE TO THE HIGHEST BIDDER TO MAXIMIZE VALUE, YOU MUST ACT NOW! YOUR VOTE AND PROMPT ACTION ARE IMPORTANT. WE URGE YOU TO GRANT YOUR PROXY FOR THE BFMA NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY. If you have any questions or need assistance in voting your shares, please call Innisfree M&A Incorporated, the firm assisting us in the solicitation, TOLL-FREE at 1-888-750-5834.


                                        Sincerely,


                                     /s/Barry Florescue
                                     ---------------------------------------

                                        Barry Florescue
                                        President and Chairman of the Board
                                          of BFMA Holding Corporation

                              SECURITIES LAW LEGEND

         A PROXY STATEMENT DATED DECEMBER 7, 2000 DESCRIBING BFMA'S SOLICITATION OF PROXIES TO ELECT CLASS C DIRECTORS WAS PREPARED AND MAILED TO ALL SHAREHOLDERS. YOU SHOULD READ THE PROXY STATEMENT TO OBTAIN INFORMATION ABOUT BFMA HOLDING CORPORATION, ITS OFFICERS AND DIRECTORS, INCLUDING CHARLES W. MIERSCH AND LOGAN D. DELANY, JR. A COPY OF THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS PREPARED BY OR ON BEHALF OF BFMA AND FILED WITH THE SEC ARE AVAILABLE FOR FREE, EITHER AT THE WEB SITE OF THE SEC (http://www.sec.gov) OR FROM BFMA BY WRITING TO: BFMA HOLDING CORPORATION, 50 EAST SAMPLE ROAD, SUITE 400, POMPANO BEACH, FL 33064, ATTENTION: SECRETARY.